Exhibit 10.1

WAIVER AND
CONSENT
OF
STOCKHOLDERS’ AGREEMENT
OF
FUSION CONNECT, INC.

This Waiver and Consent (this “Waiver and Consent”) is entered into as of May 10, 2019, by and among Fusion Connect, Inc., a Delaware corporation (the “Company”), BCHI Holdings, Inc., a Georgia limited liability company (“BCHI Holdings”), Matthew D. Rosen, Marvin S. Rosen and Michael J. Del Giudice (collectively, the “FTI Nominating Committee”).

WHEREAS, the Company entered into that certain Super Senior Secured Credit Agreement, dated as of May 9, 2019 (the “Bridge Agreement”), by and among the Company, certain subsidiaries of the Company, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto;

WHEREAS, pursuant to Section 5.17(b) of the Bridge Agreement, the Company has agreed that, among other things, one independent director reasonably satisfactory to the Ad Hoc Group of Term Lenders (as defined therein) shall be appointed to the board of directors (the “Board”) of the Company by May 10, 2019;

WHEREAS, the Company is party to that certain Stockholders’ Agreement, dated as of May 4, 2018 (the “Stockholders’ Agreement”), among the Company, BCHI Holdings and the other stockholders party thereto;

WHEREAS, Section 2.1(d)(i) of the Stockholders’ Agreement provides that, among other things, an increase in the size of the Board must be in increments of two (2) directors and that any vacancies created by an increase in the size of the Board shall be filled as required to maintain the proportionate allocation of directors among BCHI Holdings and the FTI Nominating Committee as set forth in Section 2.1(b) of the Stockholders’ Agreement;

WHEREAS, pursuant to Section 4.4 of the Stockholders’ Agreement, a provision of the Stockholders’ Agreement may be waived with the approval of the Company, BCHI Holdings and the FTI Nominating Committee, currently consisting of Matthew D. Rosen, Marvin S. Rosen and Michael J. Del Giudice;

WHEREAS, pursuant to Section 4.4(b) of the Stockholders’ Agreement, no amendment, modification or waiver to Section 2.1 of the Stockholders Agreement shall adversely affect the rights of BCHI Holdings or the FTI Nominating Committee to designate nominee(s) for the election to the Board in accordance with the Stockholders without the consent of BCHI Holdings or the FTI Nominating Committee; and

WHEREAS, the Board desires to appoint one independent director in accordance with the terms of the Bridge Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the parties to this Waiver and Consent agree as follows:

1.          Solely in order to facilitate the appointment of one independent director as required by the Bridge Agreement and in accordance with Section 4.4 of the Stockholders’ Agreement, each of the Company, BCHI Holdings and the Nominating Committee hereby unconditionally waive compliance with Section 2.1(d)(i) of the Stockholders’ Agreement (the “Waiver”).

2.           Solely in order to facilitate the appointment of one independent director as required by the Bridge Agreement and in accordance with Section 4.4(b) of the Stockholders’ Agreement, each of BCHI Holdings and the Nominating Committee hereby consent to the Waiver referred to in paragraph 1 above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Consent to be duly executed as of the date first written above. This Waiver and Consent may be executed in multiple counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument.

FUSION CONNECT, INC.

By: /s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President
          and General Counsel

BCHI HOLDINGS, LLC

By: /s/ Holcombe T. Green, Jr.
Name: Holcombe T. Green, Jr.
Title: Manager

FTI NOMINATING COMMITTEE

/s/ Marvin S. Rosen
Marvin S. Rosen

/s/ Matthew D. Rosen
Matthew D. Rosen

/s/ Michael J. Del Giudice
Michael J. Del Giudice